Exhibit 99.1

Tankers International expands into Suezmax market

Move provides adaptability for customers and partners by offering multiple transportation solutions in today’s dynamic market

London, 27th January 2026: Tankers International has extended its coverage beyond the VLCC market to include Suezmax vessels. With the formation of a new pool, International Seaways, who today acquired sole ownership of Tankers International, will add their spot trading Suezmaxes to Tankers International’s long-standing platform.

The expansion allows Tankers International to support its charterers and partners with a more diverse group of assets, operational efficiency and a broader cargo base across crude transportation markets.

A dedicated Suezmax pool provides greater flexibility to secure cargoes across similar crude movements, while expanding optionality to routes beyond those accessible to VLCCs. This development enhances Tankers International’s ability to maximise earnings potential by leveraging the collective scale, intelligence and expertise across the entire fleet. This enables better decisions for both Suezmax and VLCC Pool partners.

Charlie Grey, Chief Executive Officer, Tankers International, commented: “Today’s announcement is very much the culmination of a strategic plan that has been years in the making, and signals the start of a new, exciting phase for Tankers International.

“While VLCCs will remain a cornerstone of what we do, we recognised that there is an overarching need for greater agility and flexibility amid a rapidly changing global marketplace. We believe that agility is the new stability. This is something that we are excited about - the expansion means we will have access to more data and our Pool members benefit from those additional insights.

“As the market continues to evolve, the company’s pooling model – with Tankers International’s team managing all operations and each Pool member granted an equal vote – will remain critical in navigating complex trade routes, meeting charterers’ transportation needs and delivering competitive returns.”

-more-

Lois K Zabrocky, Chief Executive Officer, International Seaways, commented: “We’re excited about Tankers International’s expansion into the Suezmax sector, which we believe creates highly attractive opportunities going forward. Our relationship dates back more than 25 years, and the success we’ve achieved together with our co-founding partners has created a strong, well-positioned entity with a clear strategy for the future. As we take full ownership, we recognise the legacy of that long-standing partnership and are enthusiastic about the next phase of growth.”

About Tankers International

Tankers International is one of the world’s leading shipping pools – providing unrivalled commercial and administrative management of modern, independent VLCC and Suezmax tonnage. The Tankers International Pool was founded in 2000 to provide a premium shipping service to customers and Pool participants to deliver cargo safely and efficiently for the global energy industry. The company has offices in London, New York and Singapore - ensuring the provision of a truly global offering for customers and Pool participants. Tankers International was the first company to pool together vessels at scale to create, and remain, one of the largest pooled fleets of modern VLCC and Suezmax vessels in the world.